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                                                                       EXHIBIT 1

                 SECOND AMENDMENT TO RIGHTS AGREEMENT

          This Second Amendment (this "Amendment"), dated as of September 18, 1998, to the Rights Agreement (the "Rights Agreement"), dated as of October 31, 1995 and as amended as of February 16, 1998, between GLOBAL INDUSTRIAL TECHNOLOGIES, INC., a Delaware corporation (the "Company"), and THE BANK OF NEW YORK, a New York banking corporation (the "Rights Agent"); all capitalized terms not defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

          WHEREAS, on October 20, 1995, the Board of Directors of the Company authorized the issuance of one Right for each share of Common Stock to be issued on the Effective Date of the Merger; and

          WHEREAS, Section 26 of the Rights Agreement provides that as long as the Rights are redeemable, the Company may in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of the Rights; and

          WHEREAS, the Board of Directors of the Company has deemed it necessary and desirable to amend the Rights Agreement as set forth in this Amendment.

          NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

          Section 1.  Section 1.  Section 26 of the Rights Agreement is hereby
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amended by deleting such section in its entirety and replacing it with the following:

     Section 26.  Supplements and Amendments.   For as long as the Rights are
                  ---------------------------
     then redeemable and except as provided in the last sentence of this Section 26, the Board of Directors may in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, supplement or amend any provision of this Agreement without the approval of any holders of the
     Rights.   At any time when the Rights are not then redeemable and except as provided in the last sentence of this Section 26, the Board of Directors may, and the Rights Agent shall if the Company so directs, supplement or amend this Rights Agreement without the approval of any holders of Right Certificates (i) to cure any ambiguity, (ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein or (iii) to change or supplement the provisions hereunder in any manner which the Company may deem necessary or desirable, provided that no such supplement or amendment pursuant to this clause (iii) shall materially adversely affect the interest of the holders of Right Certificates. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 26, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything contained in this Rights Agreement to the contrary, no supplement or amendment shall be made which changes the Redemption Price or the Final Expiration Date and supplements or amendments may be made after the time that any Person becomes an Acquiring Person (other than pursuant to a Qualifying Tender Offer) only if at the time of the action of the Board of Directors approving such supplement or amendment there are then in office not less than two Continuing Directors and such supplement or amendment is approved by a majority of the Continuing Directors then in office.

          Notwithstanding any other provision hereof, the Rights Agent's consent must be obtained regarding any amendment or supplement pursuant to this
     Section 26 which alters the Rights Agent's rights or duties.

          Section 2.  Delaware Contract.  This Amendment shall be deemed to be a
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contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed and enforced in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.
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          Section 3.  Counterparts.  This Amendment may be executed in any
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number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

                    GLOBAL INDUSTRIAL TECHNOLOGIES, INC.



                    By:  /s/ GRAHAM L. ADELMAN
                         ----------------------------------
                         Name:  Graham L. Adelman
                         Title: Senior Vice President



Attest:  /s/ KENNETH C. FERNANDEZ
         -------------------------------
         Name:  Kenneth C. Fernandez
         Title: Assistant Secretary


                    THE BANK OF NEW YORK
                    RIGHTS AGENT



                    By: /s/ JOHN SIVERTSEN
                        ------------------------------
                        Name: John Sivertsen
                        Title: Vice-President



Attest:  /s/ FRANK LADD
         --------------------------------
         Name: Frank Ladd
         Title: Assistant Vice-President